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                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
                                                / Hours per response...... 0.5 /
                                                /------------------------------/

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

         Walls                      Glenn
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                               1075 First Avenue
--------------------------------------------------------------------------------
                                   (Street)

                           King of Prussia, PA 19406
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol      Global Sports, Inc. (GSPT)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year                     November, 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (check all applicable)


    ___ Director     X  Officer             ___ 10% Owner    ___ Other
                    --- (give title below)                       (specify below)
                     Senior Vice President, Merchandising
                     ------------------------------------

7.  Individual or Joint/Group Filing (check Applicable Line)

     X  Form filed by One Reporting Person
    ---
    ___ Form filed by More than One Reporting Person

Table I  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)       5. Amount of        6. Owner-       7. Nature
   of                    action     action          or Disposed of (D)               Securities          ship            of In-
   Security              Date       Code            (Instr. 3, 4 and 5)              Beneficially        Form:           direct
   (Instr. 3)            (Month/    (Instr. 8)                                       Owned at            Direct          Bene-
                         Day/                                                        End of              (D) or          ficial
                         Year)                                                       Month               Indirect (I)    Ownership
                                 -----------------------------------------------
                                                                                     (Instr. 3 and 4)    (Instr. 4)      (Instr. 4)
                                  Code       V   Amount        (A) or    Price
                                                               (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           11.15.01    M              10,000        A         $ 6.9380                         D
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Common Stock           11.15.01    S              10,000        D         $15.5194                         D
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Common Stock           11.15.01    M               2,500        A         $ 6.9380                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           11.15.01    S               2,500        D         $  15.50                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           11.15.01    M               7,500        A         $ 5.5630                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           11.15.01    S               7,500        D         $  15.50                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           01.15.01    A       V       5,000        A                            5,000         D
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).

FORM 4 (continued)     Table II--Derivative Securities Acquired, Disposed of, or
                       Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of
    Security (Instr. 3)               sion or             action              tion Code              Derivative
                                      Exercise            Date                (Instr. 8)             Securities Acquired
                                      Price of                                                       (A) or Disposed of
                                      Deriv-              (Month/                                    (D)
                                      ative               Day/                                       (Instr. 3, 4, and 5)
                                      Security            Year)

                                                                           ---------------------------------------------------

                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Option to Purchase                    $ 6.938             11.15.01          M                                        12,500
-----------------------------------------------------------------------------------------------------------------------------
Option to Purchase                    $5.5630             01.03.01          M         V             30,000
-----------------------------------------------------------------------------------------------------------------------------
Option to Purchase                    $5.5630             11.15.01          M                                         7,500
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

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
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                      6. Date Exercisable and   7. Title and Amount of    8. Price of    9. Number of   10. Owner-     11. Nature
                         Expiration Date           Underlying Securities     Deriva-        Derivative      ship           of
                         (Month/Day/Year)          (Instr. 3 and 4)          tive           Securities      Form of        Indirect
                                                                             Security       Bene-           Derivative     Bene-
                                                                             (Instr. 5)     ficially        Securities     ficial
                         ----------------------------------------------
                                                                                            Owned at        Beneficially   Ownership
                                                                                            End of          Owned at       (Instr.
                                                               Amount or                    Month           End of         4)
                            Date      Expiration               Number of                    (Instr. 4)      (Instr. 4)
                         Exercisable    Date         Title     Shares
------------------------------------------------------------------------------------------------------------------------------------
                                                     Common
                           (1)        10.17.10       Stock     12,500                       37,500             D
------------------------------------------------------------------------------------------------------------------------------------
                                                     Common
                           (2)        01.03.11       Stock     30,000                                          D
------------------------------------------------------------------------------------------------------------------------------------
                                                     Common
                           (2)        01.03.11       Stock      7,500                       22,500             D
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

   (1) Equity Incentive Plan option, granted on October 17, 2000, becomes exercisable as follows: 12,500 shares on the first anniversary date of grant and on the each of the next three anniversary dates thereafter.
   (2) Equity Incentive Plan option, granted on January 3, 2001, becomes exercisable as follows: 7,500 shares on each of January 4, 2001, January 4, 2002, January 4, 2003 and January 4, 2004.

                          /s/ Glenn Walls                    December 5, 2001
                          -------------------------------  --------------------
                          **Signature of Reporting Person          Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.


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